Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THIS SECURITY, FILED AND MADE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL ADDRESSED AND SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION UNDER SUCH ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

$50,000	Wilmington, Delaware	April 18, 2012

FOR VALUE RECEIVED, the undersigned, OSL Holdings, Inc. (F/K/A Red Rock Pictures Holdings, Inc.), (“Maker”), whose address is 1710 First Avenue, New York, NY 10028, hereby unconditionally promises to pay to Panache Capital, LLC, (“Payee”), the principal sum of $50,000 together with 10% annum interest in lawful money of the United States of America.

1.            Definitions. The following terms shall have the meanings assigned to them in this Section 1.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed under the laws of the State of Delaware.

“Maximum Rate,” means the maximum nonusurious interest rate that at any time may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note.

“Note” shall refer to and mean this Convertible Promissory Note.

2.            Payment of Principal. The principal of this Note shall be due and payable one year to the day from the date of this Note, April 18, 2013. All past-due principal of this Note shall bear interest until paid at the Maximum Rate or, if no Maximum Rate is established by applicable law, at the rate of 15% per annum.

3.            Conversion of Note. Payee, at its discretion, has the right to convert this Note into the common stock of Maker, on the terms and conditions set forth in this Section.

I.	(a) Payee shall have the right to convert this Note in its entirety or in part into common stock valued at a price not to fall below the higher of:

(A) A Twenty Five Percent (25%) discount to the average of the three (3) lowest closing bid prices for the Company’s common stock during the Ten (10) trading days immediately preceding a conversion date, as reported by Bloomberg (the “Average Closing Bid Price”); or

(B) $.01 per share.

For purposes of this Agreement, the Clearing Date shall be on the date in which the conversion shares are deposited into the Purchaser’s brokerage account and Purchaser’s broker has confirmed with Purchaser the Purchaser may execute trades of the conversion shares.

The maker shall use its reasonable efforts in good faith to take such corporate and other action as may be required to authorize and permit the issuance, delivery and/or registration of the conversion stock, including, without limitation, the amendment of the Marker’s Certificate of Incorporation.

II.
Within 48 hours after the conversion of any portion of this Note into Conversion Stock as contemplated herein, the Company shall issue and deliver to or upon the written order of the holder, to the place designated by the holder, a certificate or certificates for the number of full shares of Conversion Stock.

The undersigned parties may, however, reconvene to amend this section as needed.

4.            Payment Date. Should the principal of this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day. All payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal. Payments received by Payee after 6:00 o’clock p.m. EST on any Business Day shall be deemed to have been received on the following Business Day.

5.            Optional Prepayment. A Twenty-Five percent (25%) prepayment fee shall entitle the Debtor to prepay the outstanding principal and interest on the note, in whole or in part, at any time.

6.            Events of Default; Acceleration; Recourse. An “Event of Default” shall exist under this Note if any one or more of the following events shall occur:

(a)   Maker shall fail to pay when due any principal of this Note;

(b)   Maker shall: (i) apply for or consent to the appointment of a receiver, trustee, or intervenor, custodian or liquidator of all or a substantial part of its assets, (ii) be adjudicated as bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or any action for the purpose of effecting any of the foregoing; or (vi) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, trustee, intervenor or liquidator of all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

(c)    Maker, upon full or partial conversion by payee, fails to deliver said shares to the payee within 3 business days. For purposes of this section, shares will be deemed delivered on the business day that they are received by the payee at the address listed below.

If Maker fails or refuses to pay any part of the principal of this Note as the same becomes due, or upon the occurrence of an Event of Default hereunder, then in any such event the payee hereof may, at its option, (i) declare the entire unpaid balance of principal of this Note to be immediately due and payable without notice, (ii) reduce any claim to judgment, (iii) foreclose any liens or security interest securing all or any part hereof, and/or (iv) demand, pursue and enforce any of Payee’s rights and remedies pursuant to any applicable law or agreement. Each right and remedy available to Payee shall be cumulative of and in addition to each other such right and remedy. No delay on the part of Payee in the exercise of any right or remedy available to Payee shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or exercise of any other such right or remedy.

7.   Notice. Whenever this Note requires or permits any notice, approval, request or demand from one party to another, the notice, approval, request or demand must be in writing and shall be deemed to have been given when personally served or when deposited in the United States mail, registered or certified, return receipt requested, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):

Maker:	OSL Holdings, Inc.
1710 First Avenue
New York, NY 10028
Website:
Phone:
Email:

Payee:	Panache Capital, LLC
1350 6TH Avenue
2nd Floor
New York, NY 10019
Attention: Mark Grober
Telephone: (646) 599-9219

In the event that the payee hereof shall fail to give notice of default to Maker as provided herein, the sole and exclusive remedy of Maker for such failure shall be to seek appropriate equitable relief to enforce this agreement to give such notice and to have any acceleration of the maturity hereof postponed or revoked and foreclosure proceedings in connection therewith delayed or terminated pending or upon the curing of such default in the manner and during the period of time hereinbefore set out, and Maker shall have no right to damages or any other type of relief not herein specifically set out against the payee hereof, all of which damages or other relief are expressly waived by Maker. The foregoing is not intended and shall not be deemed under any circumstances to require the payee hereof to give notice of any type or nature to Maker not expressly required by other provisions of this Note.

8.   Miscellaneous.

(a)            Governing Law. This Note is being executed and delivered, and is intended to be performed, in the State of Delaware. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the parties irrevocably agree that exclusive venue for such dispute shall lie in any court of competent jurisdiction in Delaware, and the parties waive any claim that such forum is inappropriate or inconvenient.

(b)            Limitations on Interest. Regardless of any provisions contained in this Note, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the Maximum Rate, and, in the event Payee ever receives, collects or applies as interest any such excess, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments that are expressly designated as interest payments hereunder) as an expense or fee, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

(c)            Waivers. Maker agrees to waive presentment and demand for payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and notice of default, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any increases or indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, increases, indulgences, releases or changes, regardless of the number of such renewals, extensions, increases, indulgences, releases or changes.

(d)            Costs of Collection. If this Note is not paid when due or if an Event of Default occurs, Maker promises to pay all costs of enforcement and collection, including reasonable attorney’s fees, whether or not any action or proceeding is brought to enforce the provision hereof.

(e)            Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

(f)            Amendment. This Note may be amended or modified only by written instrument(s) duly executed by both Maker and Payee.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN MAKER AND  PAYEE CONCERNING THE MATTERS HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS  OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

MAKER: OSL Holdings, Inc.

By:	/s/ Eric Kotch
Name:	Eric Kotch
Title:	CFO

PAYEE:
Panache Capital, LLC.

By:	/s/ Mark Grober
Name:	Mark Grober
Title:	Managing Member